Exhibit 10.7

Schedule A

BASIC TERMS:

1.	Zoonicorn, LLC:

Contact:	Mark Lubratt
Address:	PO Box 130115 Roseville MN 55113
Telephone:
Website:	www.zoonicorn.com
Email:	mpl@zoonicorn.com

2.	Licensee:

Company:	SRM Entertainment Inc
Contact:	Taft Flittner
Address:	1061 E Indiantown Road, Suite 110, Jupiter, FL 33477
Telephone:	407.808.0569
Website:	www.srmentertainment.com
Email:	taft@srmentertainment.com

3.	Agent:

Company:	All Art Licensing
Contact:	J’net Smith
Address:	205 Pinon Drive Sedona AZ 86336
Telephone:	206.719.1905
Website:	www.allartlicensing.com
Email:	jnet@allartlicensing.com

4.	Licensed Property:

All Zoonicorn characters including but not limited to Ene, Promithea, Valeo, Aliel, Maple, Pancake, Odessa, Mama, and Harold. Illustrations depicting the characters will be provided to Licensee by Zoonicorn. Unless otherwise specifically stated, all licenses are non-exclusive.

5.	Licensed Trademarks:

Zoonicorn, Zooniverse, Ene, Promithea, Valeo, Aliel and other Zoonicorn character names. Identification standards depicting the proper appearance of the marks will be provided to Licensee by Zoonicorn. Unless otherwise specifically stated herein, all licenses are non-exclusive.

6.	Licensed Products:

Non-exclusive license to manufacture and distribute the following products:

-Sip with Me! Cup – Patented Straw and 3D character/environment (possible positioning on top of drink lid) configured so as to allow liquid/drink to flow through straw to consumer at same time as liquid flows through 3D character/article. This configuration makes it look like the character/article is drinking liquid at same time as consumer. Straw is manufactured from PVC and cup is Polypropylene.

-Dinnerware – Made of melamine, cup, fork, spoon, bowl, lunch plate and dinner plate.

Other Licensed Products may be added from time to time in written amendments to this Agreement.

If the parties collaborate on characters, stories, design themes recommended by Licensee or suggested by Zoonicorn and developed and designed by Licensee with Zoonicorn approval, Zoonicorn will hold all right, title and interest in and to such new designs, the Licensed Property(ies), and resulting Licensed Products.

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7.	Marketing Dates:

Unless otherwise agreed, Licensee shall have the Licensed Product produced and delivered to approved retailers, or available for online distribution, in all countries in the Territory, as ordered, on or before the following dates (“Marketing Dates”):

1)	January 2023

In the event Licensee misses a Marketing Date, Licensee agrees to pay an additional advance on Royalties equal to $ ___ NA ___ USD.

8.	Term:

Effective Date: July 1, 2023

Termination Date: December 31, 2024

9.	Territory:

USA

10.	Advance/Guarantee:

Licensee shall pay Zoonicorn an advance of twenty-five hundred Dollars ($2,500.00) upon the parties’ signing of this contract and further advances as noted herein:

-	July 1, 2022/$2,500.00
-	December 31, 2023/$2,500.00

The total guarantee of $5,000.00 USD during the term of this Agreement.

Licensee shall receive immediate credit for the amount of any advance at the time such is paid to Zoonicorn and the advance will be applied against royalty payments due and otherwise payable to Zoonicorn. All advances are non-refundable.

11.	Royalty: The following royalty amounts are due and payable to Zoonicorn:

a. Royalty on Wholesale Sales - Tangible Goods. Licensee agrees to pay Zoonicorn a royalty of seven percent (7%) of Licensee’s Net Wholesale sales of the Licensed Products. “Net Wholesale” shall mean License’s gross revenues from any and all shipments of Licensed Products, less: discounts given to bona fide customers; sales taxes and freight charges, if any, actually paid; credits and allowances for uncollectible accounts as are usually and customarily granted in the ordinary course of Licensee’s business on the return of products, the aggregate of which returns and discounts may not exceed 3% of Licensee’s gross sales during each calendar year of the Term.

b. Royalty on Direct Sales – Tangible Goods. Licensee agrees to pay Zoonicorn a royalty of nine percent (9%) on Licensed Products sold directly to the public at a Retail Price. Retail Price means a price that is Thirty Percent (30%) or more, greater than Licensee’s wholesale price. Direct sales include, but is not limited to, online sales, direct mail solicitations, and telemarketing.

c. Royalty on Digital Products (e.g. Computer games and Apps, books and music). Licensee agrees to pay Zoonicorn a royalty of ____ NA ___ percent ( NA ___%) of Revenue received from the distribution of the Licensed Product. “Revenue” includes money received from customer purchases made while playing the game or interfacing with the Licensed Property. Revenue includes money received from third-party advertising associated with the Licensed Property.

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d. Non-Fungible Tokens (NFT’s). Licensee agrees to pay Zoonicorn a royalty of NA percent ( NA_%) received from the distribution of the Licensed Product. Unless otherwise agreed in writing, the NFT licensed under this Agreement must reside on the following platform(s): ___ NA ___. Licensee may grant purchasers of an NFT “a world-wide, non-exclusive, non- transferable, royalty-free license to use, copy, and display the art that underlies the NFT for personal, non-commercial use or resale. In no event may the art underlying the NFT be displayed on a physical item.

12.	Marketing Obligations

Licensee shall endeavor to promote the Zoonicorn line with emphasis and with timely interviews, a press release to recognize the signing of the license and featuring the Zoonicorn line in any general and sub- seasonal catalogs and within its showrooms. Licensee further agrees to consider joining any Zoonicorn cross-promotional opportunities with its other licensees.

Licensee shall use all reasonable efforts to respond to retailer needs and requests for merchandising, POP and advertising materials related to the Zoonicorn lines to assure the success of the line.

Licensee agrees to provide Zoonicorn with FedEx, or other viable overnight mailing account, or to allow billing of overnight mailing to Licensee for the sole purpose of providing immediate delivery of production materials or approvals on deadline as required by Licensee’s request for items which cannot be sent and approved electronically.

Upon request by Zoonicorn, Licensee agrees to cover travel and related expenses for a maximum of one Zoonicorn trip annually to Licensee’s offices or a mutually agreed to tradeshow or client location for the purpose of the development, planning and marketing of Licensed Product collections. Further trips must be agreed to between both parties, on an as needed basis, and paid for by Licensee.

13.	Promotional Samples

a. Promotional Samples - Goods. Within thirty days of the first distribution to the first retail account for each Licensed Product, Licensee shall, at its expense, ship to Zoonicorn four (4) free samples of each final manufactured Licensed Product. Zoonicorn may purchase additional samples upon request for the cost of goods price.

b. Promotional Samples – Downloadables and Online Services. Within two days of a downloadable Licensed Product or online service, Licensee will make twelve free copies or twelve free accounts (as applicable) available to Zoonicorn. Zoonicorn may purchase additional samples upon request at a discount of sixty percent (60%).

c. Promotional Samples – NFT’s. Within two days of a downloadable Licensed Product Licensee will make _NA free NFT’s available to Zoonicorn. Zoonicorn may purchase additional samples upon request at a discount of ____ NA ___.

14.	Trademark Use

Zoonicorn shall have the right to approve all promotional and informational material concerning the Licensed Properties, including but not limited to all trade and consumer public relations, packaging, displays, promotional and informational material concerning Zoonicorn or as it relates to the Licensed Products. Zoonicorn has the right to prohibit or terminate any use which it believes, in its sole discretion, is consistent with the Zoonicorn brand or is otherwise harmful or damaging to the goodwill associated with the Trademarks or Licensed Property.

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Licensee shall use the Licensed Trademarks with TM, ® and copyright notice, in the form as provided by Zoonicorn, on Licensed Product that offers reasonable space, and the Zoonicorn copyright notice on all other Licensed Product and packaging.

15.	Authorized Channels of Distribution:

Licensee’s marketing is primarily directed to the following geographic regions: USA.

Licensee primarily markets its products using the following methods: direct sales online, sales representatives and trade shows.

Licensee’s website and primary marketing material is in the following language(s): English.

Licensee will not change its geographic focus or primary marketing methods without Zoonicorn’s prior written approval.

Licensee will distribute the Licensed Product in the following: Big box stores, gift stores and themed attractions.

Licensee shall use best efforts to ensure that its customers will sell Licensed Products solely through the Authorized Channels of Distribution, and shall not knowingly sell Licensed Products to persons or entities that Licensee knows, or reasonably should know, intend to resell or are likely to resell Licensed Products outside of the Authorized Channels of Distribution or outside the Territory.

During the Sell-Off Period as defined in the Merchandising License Agreement, or one year after the season that a specific “seasonal” Licensed Product collection was released, Licensee shall have the non- exclusive right to sell remaining Licensed Products to the discount and close out stores defined above.

16.	Design and Production Support.

In addition to the licenses granted hereunder, Zoonicorn may agree to provide Licensee with design and production support services. In the event that Zoonicorn is willing to provide those services, Zoonicorn will provide Licensee with a quote for these services that will more fully outline the services and the cost of the services. Fees for design and production support services are in addition to the royalty fees payable under this Agreement and must be paid as set out in the proposal. Zoonicorn will perform such services under the terms of this Agreement, or Zoonicorn may require Licensee to enter into a separate Design and Production Support agreement.

17.	Additional Terms: ___NA____

As Agreed Upon:

LICENSEE:

By:
Name:	Taft Flittner
Date:	7/17/2022
Title:	President

ZOONICORN, LLC:

By:	/s/ Mark Lubratt
Name:	Mark Lubratt
Date:	7/17/2022
Title:	Managing Member

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Zoonicorn® MERCHANDISE LICENSE AGREEMENT

STANDARD TERMS AND CONDITIONS

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the date set forth on Schedule A, between Zoonicorn, LLC, a Minnesota Limited Liability Company with offices at PO Box 130115, Roseville, MN 55113 (“Zoonicorn”) and the Licensee identified on Schedule A.

WHEREAS, Zoonicorn is the owner of the Licensed Property and Trademarks identified in Schedule A; and

WHEREAS, Licensee desires to (i) manufacture, develop, market, promote and distribute the Licensed Products in the Territory and Authorized Channels, as identified in Schedule A and (ii) use the Trademarks on or in association with the Licensed Products and the promotion of the Licensed Products.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	LICENSE GRANTS.

1.1 Tangible Goods. Provided Licensee is in compliance with the terms of this Agreement, Zoonicorn hereby grants Licensee, during the Term, the right and license to manufacture and /or have manufactured Licensed Products and to market, distribute, promote, sell, and advertise the Licensed Products in the Authorized Channels in the Territory. The license includes, but is not limited to, a license under any and all copyrights with respect to the Property. This license pertains to the Licensed Products only and does not extend to any other product or service.

1.2 Digital Products (Games and apps, books and music). Provided Licensee is in compliance with the terms of this Agreement, Zoonicorn hereby grants Licensee, during the Term, the right and license to develop story lines for the Licensed Property to be portrayed in the Licensed Products and to market, distribute, promote, sell, and advertise the Licensed Products in the Authorized Channels in the Territory. The license includes, but is not limited to, a license under any and all copyrights with respect to the Property. This license pertains to the Licensed Products only and does not extend to any other product or service.

1.3 Digital Products (NFT’s). Provided Licensee is in compliance with the terms of this Agreement, Zoonicorn hereby grants Licensee, during the Term, the right and license to develop art for an NFT based on the Licensed Property and to market, distribute, promote, sell, and advertise the Licensed Products in the Authorized Channels in the Territory. The license includes, but is not limited to, a license under any and all copyrights with respect to the Property. This license pertains to the Licensed Products only and does not extend to any other product or service. Licensee may grant purchasers of an NFT “a world-wide, non-exclusive, non-transferable, royalty-free license to use, copy, and display the art that underlies the NFT for personal, non-commercial use or resale. In no event may the art underlying the NFT be displayed on a physical item.

1.4 Trademark License. Provided Licensee is in compliance with the terms of this Agreement, including but not limited to obtaining all approvals, Zoonicorn hereby grants to Licensee, during the Term, a license to use the Trademarks in the Territory in the Authorized Channels on or in association with the Licensed Products, as well as on packaging, promotional and advertising material associated therewith.

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1.5 No Sublicense. Licensee may not grant any sublicenses to any third party without the prior express written consent of Zoonicorn, which consent may be withheld for any reason, in Zoonicorn’s sole discretion.

1.6 Territorial Limitation. Licensee shall not make or authorize any use, direct or indirect, of the Licensed Property or Trademarks in any country outside the Territory and shall not knowingly sell Licensed Products to persons who intend or are likely to resell them in any country outside the Territory.

2.	COMPENSATION.

2.1 Royalty Rate. Licensee shall pay Zoonicorn the royalty set forth on Schedule A.

2.2 Royalty Period. The Royalty owed Zoonicorn shall be calculated on a quarterly calendar basis (the “Royalty Period”) and for domestic and foreign accounts, shall be payable no later than thirty (30) and ninety (90) days, respectively, after the termination of each full calendar quarter, with the exception of the first and last calendar quarters, which may be “short,” depending upon the effective date of this Agreement.

2.3 Royalty Statements. For each Royalty Period, and with each Royalty Payment, if any, Licensee shall provide Zoonicorn with a written royalty statement in a form acceptable to Zoonicorn. Such royalty statement shall be certified as accurate by a duly authorized officer of Licensee, submitted on a country- by-country basis, and unless otherwise agreed will recite the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. Statements for digital products will recited the number of copies downloaded or distributed, number of user accounts created, total revenue generated from the distribution of the Licensed Property, total revenue generated from user purchases within the Licensed Property, and any allowable deductions. Royalty Statements shall be furnished to Zoonicorn whether or not any Licensed Products were sold or otherwise distributed during the Royalty Period.

2.4 Royalty Accrual. Royalty obligations are due and payable on the first occurring of the following events: customer billing or invoicing, Licensed Product shipment, or when revenue is received for the Licensed Product. Royalties are due and payable even if Licensee has not yet received payment.

2.5 Opportunity to Challenge. The receipt or acceptance by Zoonicorn of any Royalty statement, or the receipt or acceptance of any Royalty payment made, shall not prevent Zoonicorn from subsequently challenging the validity or accuracy of such statement or payment.

2.6 Obligation upon Termination. Upon expiration or termination of this Agreement for material breach by Licensee, all Royalty obligations shall be accelerated and shall immediately become due and payable. Licensee’s obligation to pay Royalties shall survive expiration or termination of this Agreement and will continue for so long as Licensee continues to manufacture, distribute, sell or otherwise market the Licensed Products.

2.7 Payments. All payments due hereunder shall be made payable and sent to Zoonicorn, at the address specified on Schedule A, and shall be made only in U.S. currency, drawn on a U.S. bank, unless otherwise specified between the parties. At the request of Zoonicorn, Licensee will pay amounts due hereunder by wire transfer to a bank of Zoonicorn’s choice. Late payments shall, as of the noted due date, incur interest at the rate of the lesser of: (a) prime plus 4, or (b) the maximum permissible rate under applicable law, compounded monthly from the date such payments were originally due, until paid in full.

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3.	AUDIT.

3.1 Audit Right. Zoonicorn or its representative shall have the right, upon at least ten (10) business days written notice to inspect Licensee’s books and records and all other documents and material pertaining to the Licensed Products and Licensed Property, at the place or places where such records are normally retained by Licensee. Zoonicorn shall have free and full access thereto for such purposes and shall be permitted to be able to make copies thereof and extracts there from.

3.2 Discrepancies. In the event that an inspection reveals a discrepancy in the amount of Royalty owed Zoonicorn from what was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the highest rate allowed by law, compounded monthly accrued from said date, until paid in full. In the event that Licensee has failed to pay at least ninety-five percent (95%) of the amounts due under this Agreement, Licensee will reimburse Zoonicorn for the reasonable costs of such inspection.

3.3 Books and Records. All books and records relative to Licensee’s obligations hereunder shall be maintained and kept accessible and available to Zoonicorn for inspection for at least two (2) years after termination of this Agreement.

4. CONFIDENTIALITY. The parties agree that, during the course of the Agreement, each may disclose, orally or visually, certain confidential or proprietary information to the other (the “Confidential Information”). “Confidential Information” shall not include information: (i) that rightfully is, or becomes, part of the public domain; (ii) that is rightfully received from a third party; or (iii) that can be shown to have been independently developed without reference to or use of the Confidential Information. The parties agree that any such Confidential Information shall be retained in confidence by the other in perpetuity. The parties understand and agree, however, that such information may be used in any proceeding based on Licensee’s failure to pay its actual Royalty obligation. This paragraph will survive the termination of this Agreement.

5. TAXES. Licensee shall pay, without limitation, any territorial tax, levy or charge howsoever denominated, imposed or levied by any statute, law, rule or regulation now in effect or hereafter enacted including, without limitation, quotas, licenses, contingents, turnover taxes, import permits, national, state, county, city or other taxes howsoever denominated, relating to or imposed upon the right or privilege to use the Licensed Property in connection with the Licensed Products or Licensee’s income. Said taxes will not be deductible by Licensee in determining Royalties.

6.	REPRESENTATIONS AND WARRANTIES.

6.1 Zoonicorn’s Representations and Warranties. Zoonicorn represents and warrants that: (i) it has the right and power to enter into this Agreement and to grant the licenses granted herein; (ii) there are no other agreements with any other party in conflict herewith; and (iii) to the best of Zoonicorn’s knowledge, the Licensed Property and Trademarks when used within the scope of the licenses granted do not infringe upon any valid intellectual property rights of any third party.

6.2 Licensee’s Representations and Warranties. Licensee represents and warrants that: (i) it has the right and power to enter into this Agreement; (ii) there are no other agreements with any other party in conflict herewith; (iii) it will use all reasonable efforts to promote, market, sell and distribute the Licensed Products; (iv) it shall solely be responsible for the manufacture, production, sale and distribution of the Licensed Products and will bear all related costs associated therewith; (v) that the manufacture, production, development and/or distribution of the Licensed Products will meet all standards, rules and regulations of the Territory, including but not limited to safety standards and child labor laws; and (vi) that its marketing, promotion and advertising will comply with the standards, rules and regulations of the Territory.

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7.	NOTICES, QUALITY CONTROL AND SAMPLES

7.1 Compliance with Laws. The Licenses granted hereunder are conditioned upon Licensee’s full and complete compliance with the laws of the Territory, including but not limited to: privacy, computer security, manufacturing and the marking provisions of the applicable trademark and copyright laws.

7.2 Notices. To the extent practicable, Licensee shall include a notice that it is the manufacturer of the Licensed Products and its name and address on all packaging and promotional materials.

7.3 Quality. The Licensed Products shall be of a high quality, which is at least equal to comparable products distributed under the Trademarks as of the date of this Agreement, and shall be in conformity with a standard sample approved by Zoonicorn. If the quality of a Licensed Products falls below Zoonicorn’s quality standards, Licensee shall use its best efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within ninety (90) days after notification, Zoonicorn may terminate this Agreement by giving Licensee written notice of the termination.

7.4 Modifications and Alterations. Licensee agrees not to create, alter, crop, retouch, modify, destruct, damage or change in any way whatsoever the Licensed Property without the express written approval of Zoonicorn. Notwithstanding the foregoing, however, once a design is finalized, Licensee shall have the right to reformat the design for sizing, printability or marketing purposes. In all instances, Zoonicorn shall have final approval of all product prototypes.

8.	APPROVALS.

Licensee shall, at Licensee’s sole cost and effort, obtain Zoonicorn’s final written approval over the final version of each Licensed Product, as well as the production ready versions of all promotional and advertising material (printed or electronic) before such is released for final production. Zoonicorn shall use all reasonable efforts to respond to Licensee’s submissions and/or requests for item approval within ten days of receipt. No product may be released to market without Zoonicorn’s final approval. If Zoonicorn should disapprove any sample, it shall provide specific revisions required to obtain final approval. Once prototype or pre-production samples have been approved in writing by Zoonicorn, Licensee shall not depart materially therefrom without Zoonicorn’s prior express written consent. Licensee acknowledges that Zoonicorn is reviewing the Licensed Product and promotional material for compliance with Zoonicorn’s brand and character identity, brand quality and intellectual property marking requirements only. Licensee is solely responsible for compliance with the Territory’s laws, rules and regulations regarding manufacturing, sales, distribution, advertising, and promotions.

9.	INTELLECTUAL PROPERTY.

9.1 All right, title and interest in and to the Licensed Property (including but not limited to the copyright therein) and the Trademarks are in, and will remain in, Zoonicorn. Licensee agrees to assign, and hereby assigns, all right, title and interest it may have in and to any modifications, derivative works, improvements, or changes, (and whether or not approved or allowed), to the Licensed Property or the Trademarks, to Zoonicorn. Licensee agrees to assign, and hereby assigns, all right, title and interest it may have in and to any storylines utilizing the Licensed Property or distributed under the Trademarks and any modifications, derivative works, improvements, or changes, (and whether or not approved or allowed) to said storylines, to Zoonicorn. All goodwill associated with the use of the Trademarks will belong to Zoonicorn. Licensee agrees to execute a confirmation of Zoonicorn’s ownership upon request by Zoonicorn. Licensee will not attack or seek to invalidate Zoonicorn’s trademarks or copyrights.

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9.2 Licensee shall not create any online store, social media account, NFT or webpage (e.g. Facebook, Instagram, Pinterest) containing the Trademarks in the title or address of the account without Zoonicorn’s prior written consent. Upon termination of this Agreement, any online store, web page, social media or NFT account containing the Trademarks in the title or address shall be terminated. Licensee agrees that it will not utilize or authorize the use of, any name, likeness, depiction or visual representation of the Trademarks or Licensed Property, which Zoonicorn in its sole, complete and unfettered discretion, exercised in good faith, determines to be similar to, or which may be confused with the Trademarks or Licensed Property, or any element thereof. Licensee agrees not to directly associate other characters, personalities, names, likenesses or symbols with the Licensed Property or the Trademarks without the prior express written consent of Zoonicorn, which consent may be withheld for any reason, in Zoonicorn’s sole discretion.

9.3 In the event Licensee becomes aware of an infringement of the intellectual property rights licensed hereunder, Licensee will immediately notify Zoonicorn of the infringement. Zoonicorn may further investigate the claim, and may institute litigation to defend its intellectual property rights. Zoonicorn will act in good faith and keep Licensee informed as to the status of the matter. The parties will cooperate with one another, at their own expense, in any lawsuit. In the event a recovery is made, each party will be entitled to have its costs and expenses reimbursed from the proceeds in proportion to the amount spent. Licensee may not institute litigation against any third party based on a claim of infringement of the Trademarks or Licensed Property without Zoonicorn’s prior written consent.

9.4 Licensee’s obligations under this Section 9 will survive the termination or expiration of this Agreement.

10.	TERMINATION.

10.1 Zoonicorn’s Right to Terminate Upon Notice. Zoonicorn may terminate this Agreement in the event of any of the following defaults, should Licensee fail to remedy such default within thirty (30) days from receipt of notice in writing from Zoonicorn specifying such default:

i.	After having commenced sale of a non-seasonal Licensed Product, Licensee fails to manufacture and make available for sale commercially reasonable quantities of such non-seasonal Licensed Product for three (3) consecutive Royalty Periods;
ii.	Licensee fails to obtain or maintain insurance in the amount and of the type provided for herein;
iii.	After requested to do so in writing, Licensee fails to discontinue the distribution or sale of the Licensed Products which depart materially from previously approved samples or the use of any artwork, packaging or promotional material which has not been approved or corrected or which departs materially from previously-approved samples; or
iv.	Any other material breach of this Agreement by Licensee.

10.2 Zoonicorn’s Right to Terminate Immediately. Zoonicorn shall have the right to terminate this Agreement immediately upon written notice to Licensee in the event of any of the following:

i.	Licensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent;
ii.	Licensee makes an assignment without the prior written consent of Zoonicorn;
iii.	Licensee discontinues its business or a receiver is appointed for Licensee or for Licensee’s business and such receiver is not discharged within thirty (30) days; or
iv.	Licensee fails to make timely payment of Royalties when due more than two times during any twelve-month period;

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10.3 Licensee’s Right to Terminate Upon Notice. Licensee may terminate this Agreement upon thirty (30) days written notice to Zoonicorn in the event of a breach of a material provision of this Agreement by Zoonicorn, provided that, during the thirty (30) day period, the Zoonicorn fails to cure such breach.

11.	POST TERMINATION RIGHTS.

11.1 Tangible Goods – Sell-Off Period. Not less than ninety (90) days prior to the expiration of this Agreement Licensee shall provide Zoonicorn with a complete schedule of inventory of Licensed Products then on-hand (the “Inventory”). If this Agreement is terminated prior to its expiration date, Licensee will provide Zoonicorn the foregoing information within thirty (30) days of the expiration date. Provided that Licensee is current on Royalty payments and any other amounts due Zoonicorn, License is granted an additional one-hundred and eighty (180) days to sell the remaining Licensed Products (the “Sell-Off Period”). During the Sell-Off period, Licensee shall not manufacture or authorize the manufacture of Licensed Products. Licensee shall not manufacture Licensed Products in anticipation of the expiration of this Agreement. Any sales made during such Sell-Off Period shall be subject to all of the provisions of this Agreement, including but not limited to the Royalty payments. A second final and complete schedule of all Inventory then on hand will be submitted to Zoonicorn upon conclusion of the Sell-Off Period. The final Inventory, and the Royalties on Sales during the Sell-Off period are due and paid within thirty (30) days after the close of the Sell-Off Period. Zoonicorn shall have the right, after the Sell-Off Period, to purchase all or any part of the Inventory at the actual net per-unit cost to Licensee. All Licensed Products not sold during the Sell-Off period, or sold to Zoonicorn, will be destroyed. Upon request, Licensee will provide written certification of the destruction.

11.2 Digital Products (games and apps) – Transition Period. Not less than ninety (90) days prior to the expiration of the Agreement Licensee will provide Zoonicorn with notice of the number of user accounts or other quantification of the number of users. If this Agreement is terminated prior to its expiration date, Licensee will provide Zoonicorn the foregoing information within ten (10) days of the expiration date. If requested by Zoonicorn, Licensee will either provide Zoonicorn with user names and account addresses or cooperate with Zoonicorn in transitioning the user accounts to another provider of a similar digital property. Licensee will cooperate with Zoonicorn in creating a transition plan to notify the users of the Licensed Property of the termination of the availability of the Licensed Property. If requested, Licensee will notify users of the change in the Licensed Property using language prepared by Zoonicorn. Licensee hereby grants Zoonicorn the right to acquire the underlying software and user database for the digital property for a sum not to exceed ten percent (10%) of the Royalties paid by Licensee under this Agreement.

11.3 Digital Products (NFT’s, books and music). Upon termination of this Agreement, the sales of digital products shall terminate on the date of termination.

11.4 Termination of Rights. Except as stated above, all of the rights of Licensee under this Agreement shall terminate with the termination or expiration of this Agreement and Licensee shall immediately discontinue all use of the Licensed Property and the Trademarks, at no cost whatsoever to Zoonicorn.

11.5 Return of Materials. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee agrees immediately to return to Zoonicorn all Confidential Information belonging to Zoonicorn, all material relating to the Licensed Property and Trademarks including, but not limited to, all artwork, color separations, prototypes and the like, as well as any market studies or other tests or studies conducted by Licensee with respect to the Licensed Property, at no cost to Zoonicorn.

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12.	INDEMNIFICATION.

12.1 Licensee’s Indemnification. Licensee agrees to defend, protect, hold harmless and indemnify Zoonicorn, their officers, directors, agents and employees (“Indemnitees”), jointly and severally, against all costs, expenses and losses (including reasonable attorneys’ fees and costs) arising from (i) personal injury and/or product liability related claims of third parties against Zoonicorn; (ii) Licensee’s manufacture of a Licensed Product; (iii) Licensee’s failure to comply with the rules, regulations or laws or the Territory; and (iv) Licensee’s efforts in promoting or advertising a Licensed Product.

12.2 Zoonicorn’s Indemnification. Zoonicorn agrees to defend, protect, hold harmless and indemnify Licensee, its officers, directors, agents and employees, jointly and severally, against all costs, expenses and losses (including reasonable attorneys’ fees and costs) alleging that the Licensed Property when used within the scope of the licenses granted herein infringe the intellectual property rights, including the copyright and trademark rights therein, of any third party. This indemnification specifically excludes unauthorized modifications or changes to the Licensed Properties or Trademarks originated by Licensee.

12.3 Indemnification Procedure. A party claiming indemnification hereunder will immediately notify the indemnifying party of the claim and the indemnifying party will have the sole right and authority to control the litigation of the claim. Each party will cooperate in the defense of a claim, at the expense of the indemnifying party. The party seeking indemnification may seek its own legal counsel at its own expense. If a party fails to defend a claim after receiving notice of the claim the other party may defend and the indemnifying party agrees to pay the costs of the defense if the claim is covered by the indemnification obligations above. The terms of this Section 12 will survive the termination of this Agreement.

13.	INSURANCE.

Licensee agrees to obtain and maintain, at its own expense, Standard Product Liability Insurance from a financially sound and recognized insurance company(ies) doing business in the United States, providing adequate protection in all territories, in an amount of at least One Million Dollars ($1,000,000) for causes other than property damage, and a minimum of One Hundred Thousand Dollars ($100,000) for property damage with respect to alleged or actual defects in copies of the Licensed Products. Licensees producing downloadable Licensed Products or online subscription based services will also carry insurance covering online security breaches and credit card fraud in an amount of at least One Million Dollars ($1,000,000). Licensee agrees to maintain such insurance in effect during the Licensed Term and any extension terms, and for two (2) years thereafter. A fully paid certificate of insurance naming Zoonicorn as additional insured parties will be submitted to Zoonicorn prior to commencement of Licensee’s manufacture, distribution or sale of copies of the Licensed Products. In the event of cancellation of a policy, and unless Zoonicorn receives written notice within 10 business days from Licensee that a substitute policy has been obtained, Zoonicorn may cure such default and Licensee agrees to pay immediately upon demand all sums paid by Zoonicorn to cure any such default. Licensee agrees to furnish Zoonicorn with a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall Licensee manufacture, distribute or sell the Licensed Products prior to receipt by Zoonicorn of such evidence of insurance.

14.	MISCELLANEOUS.

14.1 Force Majeure. The parties understand and agree that in the event of an act of the government, or war conditions, or fire, flood or labor trouble in the factory of Licensee or of those manufacturing parts necessary for the manufacture of the Licensed Products, which prevents the performance by Licensee under the terms of this Agreement, then such nonperformance by Licensee shall not be considered as grounds for breach of this Agreement and such nonperformance shall be excused while the conditions herein prevail and for two (2) months thereafter.

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14.2 Governing Law, Venue and Attorney’s Fees. This Agreement will with be subject to the laws of the State of New York, excluding its conflict of law provisions. All disputes under this Agreement shall be resolved by the state and federal courts of the State of New York each party hereby consents to the jurisdiction of such courts, agrees to accept service of process by mail, and hereby waives any jurisdictional or venue defenses which may be available to it. The prevailing party in any suit shall be entitled to an award of reasonable attorney’s fees.

14.3 Waiver. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

14.4 Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

14.5 Notices. Notices required to be given pursuant to this Agreement shall be in writing and delivered to the other party at the address identified on Schedule A, by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service. Either party may change the address to which notice or payment is to be sent by written notice to the other party.

14.6 No Joint Venture. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

14.7 Assignability. The license granted hereunder is personal to Licensee and shall not be assigned by any act of Licensee or by operation of law unless in connection with a transfer of substantially all of the assets of Licensee and then solely with the prior written consent of Zoonicorn, which maybe be withheld in Zoonicorn’s sole discretion. Any assignment or other transfer made without Zoonicorn’s consent is null and void.

14.8 Zoonicorn’s Agent. In the event an Agent is identified on Schedule A, Licensee agrees to respond to requests for information and follow the instructions of the Agent as if they had been requested or given by Zoonicorn. Failure to follow respond to or follow the instructions of the Agent will be a material breach of this Agreement.

14.9 Brand Consistency and Non-Disparagement. Licensee understands and acknowledges that the Zoonicorn brand is designed for young children and therefor Licensee agrees that it will not use or portray the Licensed Properties in a way that is distasteful, lewd, sexually suggestive, nor will Licensee promote the Trademarks or Licensed Properties in a way or venue that is inappropriate for children. Licensee shall not disparage Zoonicorn or the Licensed Properties. Whether or not Licensee’s actions are consistent with Zoonicorn’s brand identity, or violate this provision, is subject to Zoonicorn’s sole and exclusive judgment. This paragraph will survive the termination of this Agreement.

14.10 Time is of the Essence. Licensee acknowledges that time is of the essence in performing its obligations hereunder and that Zoonicorn will suffer damages if Licensee does not perform its obligations in a timely manner.

14.12. Entire Agreement. This Agreement including its Schedules and Exhibits constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties regarding the Licensed Properties, the Trademarks, and the Licensed Products, which may have been entered into between the parties, and is intended as a final expression of their Agreement. This Agreement shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ZOONICORN:

		By:	/s/ Mark Lubratt
		Name:	Mark Lubratt
Date:	7/17/2022	Title:	Managing Member

LICENSEE:

		By:	/s/ Taft Flittner
		Name:	Taft Flittner
Date:	7/17/2022	Title:	President

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